Exhibit 99.1 Royal Oak Mines Inc. press release, dated November 6, 1996.

[Royal Oak Mines Inc. Press Release Letterhead]

                  FOR  IMMEDIATE  RELEASE  FROM  KIRKLAND

                             November 6, 1996




     Royal Oak Refocuses to Increase Profitability; Revalues Assets;
                      Announces Third Quarter Results


Royal Oak Mines Inc. (TSE and AMEX: RYO) announced today two important steps to refocus its strategy. The Company announced that the Hope Brook Mine in Newfoundland will be closed in the third quarter of 1997 so that the mill and mine equipment can be relocated. In addition, as a result of a reclassification of mineable reserves at the Colomac Mine in the Northwest Territories, a provision has been made to decrease the carrying value of the Colomac property.

Hope Brook was purchased by the Company in April of 1992, for $9.5 million
(5.9 million shares) and the Company spent approximately $10 million on capital equipment and commissioning. Hope Brook has provided positive cash flow from operations and has contributed to Royal Oak's consolidated cash flow for the last five years. Royal Oak, however, believes that a positive contribution by itself does not justify continuing to operate a mine, or to use certain assets at that mine, if the assets can be better deployed to improve cash flow and earnings. Consistent with this view, the Company, after careful consideration, has determined that substantially all the Hope Brook mining and milling assets will be relocated to the Matachewan project and the Hope Brook mine will discontinue production in the third quarter of 1997.

The mill at Hope Brook will be dismantled and transported to the Matachewan Mine, located 56 miles southeast of Timmins. The Matachewan Mine is expected to produce approximately 100,000 ounces of gold annually over the life of the mine at an estimated cash cost of US$227 an ounce, and is scheduled to commence production in the second half of 1998.

Capital savings to the Matachewan project as a result of the reallocation of assets and the salvage of the remaining equipment at Hope Brook is expected to be approximately $23 million. The impact of closing the Hope Brook Mine under this strategic initiative results in net cash flow from operations less capital spending improving by approximately $15 million between now and 1998, which includes an estimated $12.3 million during 1997. This increase in cash flow will provide Royal Oak with additional financial flexibility to develop low cost production at Kemess and the expansion at Pamour.

Many of the approximately 280 employees at Hope Brook will be considered for employment at other Royal Oak facilities currently under development.

At the Colomac Mine for the last nine months, mill output has not reconciled with blasthole grades. A complete reserve audit at the mine has recently been undertaken to reconcile reserves mined through the upper eleven benches.
Despite reserve audits by independent consultants in 1986 and 1987, an audit on a 200,000 ton bulk sample taken in 1988 and a further independent reserve audit in 1992, the Company now believes the reserve grade in the zones 2.0, 2.5 and
3.0 where mining is currently underway is 0.046 opt compared to the year-end 1995 estimate by the Company of 0.053 opt. Based on this analysis, a 253,000 oz. decrease in the mineable ore reserves at Colomac results. The Company has been successful in increasing the mining rate to over 50,000 tpd and milled tonnage to over 9,500 tpd. These production rates exceed the rates in the feasibility study upon which the operation was predicated. The result of mining lower grade ore is that the cash cost at Colomac for the nine month period ended September 30, 1996 was US$369 per ounce. It is anticipated that cash costs will continue at this level.

Furthermore, the Company's Kim and Cass projects, which are expected to supply additional higher grade ore to the Colomac mill, are subject to both Federal and Territorial permitting and it is unknown at this time how long the permitting process will take. After deducting 1996 production at Colomac through the third quarter and reclassifying mineable reserves, the readjusted proven and probable reserves at Colomac and Kim-Cass are approximately 358,000 ounces as at the end of September 1996. The Company believes, however, that the Indin Lake land position still hosts excellent exploration potential and Royal Oak will be increasing its exploration focus in the area. Mine life at Colomac beyond the year 1999 cannot be estimated at this time but still appears promising.

                           Revaluation of Assets

As a result of the above-mentioned strategic initiatives, the Company will provide for the revaluation of the carrying values of the Hope Brook and Colomac assets, and for the provision for reclamation costs at Hope Brook, in the fourth quarter of 1996.

Subject to final analysis, these charges will be approximately $37.4 million in total. These charges consist of $10 million for reclamation costs at Hope Brook, the revaluation of Hope Brook assets by a reduction of $9.0 million, and the revaluation of Colomac assets by a reduction of $18.4 million. The after-tax impact of these revaluations will be a decrease in net income of approximately $27 million, or $0.19 per share, in the fourth quarter. The revaluations will not significantly affect cash flow from operations and/or EBITDA in 1996.


                 Royal Oak Announces Third Quarter Results

The Company also today announced the unaudited financial results for the three month and nine month periods ended September 30, 1996. All figures are in Canadian $000 unless otherwise stated.

                                                Three months        Nine Months
                                              ended September 30 ended September 30
                                                  1996    1995     1996      1995
                                                 (C>
Gold Production (ounces)                         104,012  92,159  283,655  276,365


Revenue                                           77,323  52,258  183,169 153,097
Operating Income                                  16,083   3,240   21,479   5,622
Net Income                                        10,216   6,228   15,321  19,479
Net Income Per Share (C$)                           0.07    0.05     0.11    0.17

Net Cash Flow from Operations                     27,209   5,924   42,844  19,749
Net Cash Flow Per Share from Operations (C$)        0.20    0.05     0.31    0.17

Cash Cost of Production (US$ per ounce)              348     366      337     355
Average Spot Gold Price (US$ per ounce)              385     384      392     384
Average Realized Gold Price (US$ per ounce)          543     418      472     402

Gold production was 104,012 ounces in the third quarter of 1996, an increase of 13% from 92,159 ounces produced in the same period a year earlier. In the nine month period ended September 30, 1996, gold production of 283,655 ounces was 3% higher than 276,365 ounces produced in the same period last year. The increase in gold production in the third quarter this year was attributable to increased production at the Pamour Mine which resulted from the positive impact of higher grade ore from the Nighthawk Mine which is processed at the Pamour mill. (The Nighthawk Mine commenced limited production from development ore towards the end of the third quarter last year). In addition, there was an increase in mill throughput at the Hope Brook Mine compared to the third quarter of 1995 when there was a shortfall in ore mined. In the nine month period this year, the positive impact of production at the Nighthawk Mine on the Pamour operation was sufficient to offset slightly lower production at the Giant, Colomac, and Hope Brook mines compared to the same period last year.

Revenue in the third quarter this year was 48% higher than in the same period of 1995, a result of the 13% increase in gold production and a realized gold price of US$543 per ounce which was 30% higher than the US$418 per ounce realized in the third quarter of 1995. Whereas the spot price was effectively unchanged in the comparable quarters the Company recognized a significant hedge gain in the third quarter of this year. The Company took advantage of favourable conditions in the gold market to realize $18.0 million from the one-time buy-back of call options. The Company's regular hedging program resulted in a realized gold price of US$416 per ounce for the third quarter, and US$425 per ounce for the year-to-date period. In the nine month period ended September 30, 1996, revenue increased by 20% from the same period a year earlier and was mainly due to a higher realized gold price of US$472 per ounce which was 17% above that in the same period a year earlier. The average spot price of US$392 per ounce was 2% higher than in the same period last year. Hedge gains of $31.8 million were realized in the nine month period ended September 30 this year which included $18.0 million from the one-time buy-back of call options noted above.

The impact of the high realized gold price on revenue in both periods this year, in addition to a 5% decrease in cash costs in each period from the year-ago periods, resulted in improved operating income; $16.1 million in the third quarter and $21.5 million in the nine month period of 1996, compared to $3.2 million and $5.6 million, respectively, in the comparable 1995 periods.

Net income of $10.2 million in the third quarter of 1996 was 64% higher than $6.2 million in the same period a year earlier. In the nine month period, net income decreased by 21% from $19.5 million a year ago to $15.3 million this year.

EBITDA for the third quarter of 1996 was $26.8 million and for the year to date was $46.0 million.

The Company expects to produce approximately 400,000 ounces of gold in 1996 at an estimated cash cost of approximately $335 per ounce. The lower production level and increase in cash cost from the previous estimates mainly result from mining the lower grade ore at Colomac.

"We are still on target to become a senior-tier gold producer at an average cash cost of under US$230 an ounce -- well below the industry average -- by the year 2000", said Ms. Witte, President and CEO of Royal Oak. "Achieving that goal is expected to give our shareholders the higher valuations accorded by the market to senior-tier producers.

"We started the Company by building an asset base through acquiring under-performing and inactive mines at very attractive prices of under 10 cents on the dollar," said Ms. Witte. "We then returned these mines to profitability by increasing production and cutting costs. We have been very successful but are now entering a new phase of our growth, based on the development of large, long-life, low-cost gold mines."

"Our Kemess Project, for example, is today's largest mine development in Canada. It has mineable ore reserves of 4.1 million ounces of gold, and one billion pounds of copper. The Company's wholly-owned subsidiary, Kemess Mines Inc., has successfully completed the assessment process under the Canadian Environmental Assessment Act and on November 4, 1996 received from the Department of Fisheries and Oceans a formal Authorization upon terms and conditions to proceed with the project. Construction is proceeding on schedule for start-up in the second quarter of 1998. Kemess and our Pamour Mine expansion in particular, are important core assets and hold the key to Royal Oak's future."

Conference Call
Royal Oak's management will be holding an open conference call at 2:00 p.m. Toronto time on Wednesday, November 6, 1996. Mining analysts, investors and the media are invited to phone (416)620-8855 approximately 5 to 10 minutes beforehand.

For further information, contact:               or in Europe contact:

Mr. J. Graham Eacott                            Mr. David Williamson
Vice President, Investor Relations              David Williamson Associates
Royal Oak Mines                                 International Investor Relations
5501 Lakeview Drive                             78 Old Broad Street, 3rd Floor
Kirkland, WA 98033                              London, England  EC2M 1QP
Telephone (206)822-8992                         Telephone 011-44-171-628-3989
Facsimile (206)822-3552                         Facsimile 011-44-171-920-0563

                               ROYAL OAK MINES INC.
                           Consolidated Balance Sheets
                             (unaudited - Cdn$ 000's)

                                                September 30 December 31
                                                        1996        1995
                                                    ======== ===========
ASSETS
Current Assets
     Cash and cash equivalents                      $233,042    $139,410
     Short-term investments                           20,779       2,971
     Receivables                                      16,577       7,138
     Inventories                                      69,413      46,136
     Prepaid expenses                                  9,460       5,620
                                                    --------    --------
          Total Current Assets                       349,271     201,275
Property, Plant and Equipment, net                   469,790     191,381
Long-Term Investments                                 16,559      36,307
Deferred charges and Other                             9,330          --
                                                    --------    --------
TOTAL ASSETS                                        $844,950    $428,963
                                                    ========    ========

LIABILITIES
Current Liabilities
     Acccounts payable                              $ 30,521     $13,640
     Accrued payroll                                   2,813       5,267
     Current portion of deferred revenue              20,801       4,523
     Income taxes payable                              4,118       3,350
     Interest payable                                  4,049          --
     Other current liabilities                        17,294      15,654
                                                    --------     -------
          Total Current Liabilities                   79,596      42,434
Deferred Revenue                                      25,646      25,188
Other Liabilities                                     15,191      15,612
Deferred Income Taxes                                 13,884       5,064
Senior Subordinated Notes                            238,385          --
Minority Interest in Subsidiary Companies                134         170
                                                    --------    --------
TOTAL LIABILITIES                                    372,836      88,468
                                                    --------    --------
SHAREHOLDERS' EQUITY
Capital Stock
     Common stock
      Authorized - unlimited
      Outstanding - 138,680,263
           (Dec. 31, 1995 - 119,118,714)             378,255     261,957
Retained Earnings                                     93,859      78,538
                                                    --------    --------
TOTAL SHAREHOLDERS' EQUITY                           472,114     340,495
                                                    --------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY          $844,950    $428,963
                                                    ========    ========

Certain 1995 items have been reclassified to conform with the 1996 presentation.
ROYAL OAK MINES INC.

                                         ROYAL OAK MINES INC.
                                   Consolidated Statements of Income
                            (unaudited - Cdn$ 000's except per share amounts)

                                                 Three months ended   Nine months ended
                                                   September 30        September 30
                                                ------------------  ------------------
                                                    1996      1995      1996      1995
                                                ========  ========  ========  ========
REVENUE                                         $ 77,323  $ 52,258  $183,169  $153,097
                                                --------  --------  --------  --------

EXPENSES
   Operating                                      49,544    45,648   130,926   135,300
   Royalties and marketing                                807       610     2,215     1,718
   Administrative and corporate                         2,500     2,100     7,360     7,045
   Depreciation and amortization                        7,587     3,694    18,953     9,964
   Exploration                                          1,424       237     3,833       491
   Recovery of loss on foreign currency contracts        (622)   (3,271)   (1,597)   (7,043)
                                                     --------  --------  --------  --------
        Total operating expenses                       61,240    49,018   161,690   147,475
                                                     --------  --------  --------  --------
OPERATING INCOME                                       16,083     3,240    21,479     5,622

OTHER INCOME (EXPENSE)
   Interest and other income, net                       3,214     3,416     5,762    15,583
   Interest expense                                      (126)      (43)     (213)     (137)
   Long-term debt interest                             (3,590)       --    (3,590)       --
   Long-term debt interest capitalized                  1,926        --     1,926        --
                                                     --------  --------  --------  --------
NET INCOME BEFORE UNDERNOTED                           17,507     6,613    25,364    21,068

   Income and mining taxes - current                     (361)     (279)   (1,084)   (1,248)
   Income and mining taxes - deferred                  (6,814)       --    (8,820)       --
   Minority interest                                        6        85        36        94
   Equity in income (loss) of associated companies       (122)     (191)     (175)     (435)
                                                     --------  --------  --------  --------
NET INCOME                                             10,216     6,228    15,321    19,479
RETAINED EARNINGS - BEGINNING OF PERIOD                83,643    68,619    78,538    55,368
                                                     --------  --------  --------  --------
RETAINED EARNINGS - END OF PERIOD                    $ 93,859  $ 74,847  $ 93,859  $ 74,847
                                                     ========  ========  ========  ========
EARNINGS PER SHARE                                      $0.07     $0.05     $0.11     $0.17
                                                     ========  ========  ========  ========
Weighted average number of
   common shares outstanding (000's)                  138,286   119,021   136,099   117,510
                                                     ========  ========  ========  ========

Certain 1995 items have been reclassified to conform with the 1996 presentation.

                                       ROYAL OAK MINES INC.
                                Consolidated Statements of Cash Flow
                                     (unaudited - Cdn$ 000's)
                                                Three months ended   Nine months ended
                                                   September 30        September 30
                                                ------------------  ------------------
                                                    1996      1995      1996      1995
                                                ========  ========  ========  ========
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES
   Consolidated net income for the period       $ 10,216  $  6,228  $ 15,321  $ 19,479
   Items not affecting cash:
        Depreciation and amortization              7,587     3,694    18,953     9,964
        Deferred income tax                        6,814        --     8,820        --
        Recovery of loss on foreign currency
          contracts                                 (622)   (3,271)   (1,597)   (7,043)
        Other                                        116       156       284       391
                                                --------  --------  --------  --------
CASH FLOW                                         24,111     6,807    41,781    22,791
Net changes in other operating items               3,098      (883)    1,063    (3,042)
                                                --------  --------  --------  --------
Net cash provided by (used in) operating
 activities                                       27,209     5,924    42,844    19,749
                                                --------  --------  --------  --------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES
   Issue of common shares                          1,940       268   116,298    14,843
   Issuance of senior subordinated notes         238,385        --   238,385        --
   Cost of senior subordinated notes              (8,616)       --    (8,616)       --
   Reclamation                                        --     3,000        --     3,000
   Other                                          (1,801)      (76)      624      (223)
                                                --------   -------  --------  --------
Net cash provided by financing activities        229,908     3,192   346,691    17,620
                                                --------   -------  --------  --------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES
   Investment in Kemess capital assets through purchase
     of companies                                     --        --  (201,976)       --
   Decrease in long-term investments                  --        --    26,882        --
   Investment in capital assets through purchase of
     Consolidated Professor Mines Limited            (15)       --   (15,858)       --
   Investment in other capital assets, net       (41,972)   (8,440)  (74,188)  (25,726)
   Investment in exploration and
     non-producing properties, net                   657    (8,309)   (5,035)  (13,965)
   Change in other assets                         (1,648)  (13,814)   (7,919)  (14,950)
                                                --------  --------  --------  --------
Net cash used in investing activities            (42,978)  (30,563) (278,094)  (54,641)
                                                --------  --------  --------  --------
INCREASE (DECREASE) IN CASH AND SHORT-TERM
   INVESTMENTS DURING PERIOD                     214,139   (21,447)  111,441   (17,272)
CASH AND SHORT-TERM INVESTMENTS AT BEGINNING
 OF PERIOD                                        39,683   183,113   142,381   178,938
                                                --------  --------  --------  --------
CASH AND SHORT-TERM INVESTMENTS AT END OF
 PERIOD                                         $253,822  $161,666  $253,822  $161,666
                                                ========  ========  ========  ========

Certain 1995 items have been reclassified to conform with the 1996 presentation.
